                            Sovereign Bancorp, Inc.




March 17, 1995


Dear Fellow Shareholder:

   Sovereign Bancorp's Annual Meeting of Shareholders will be held on Thursday, April 20, 1995, at 10:00 a.m. in the Baron Room of The Sheraton Berkshire Inn, Route 422 West, Papermill Road Exit, Wyomissing, Pennsylvania. We look forward, as do other members of the board and management, to the opportunity to greet personally those shareholders who are able to attend this meeting.

   THE NOTICE AND PROXY STATEMENT WHICH ARE CONTAINED IN THE FOLLOWING PAGES DESCRIBE THE BUSINESS TO BE CONDUCTED AT THE MEETING. PROPOSALS (1) AND (2) TO BE ACTED ON AT THE ANNUAL MEETING HAVE BEEN UNANIMOUSLY APPROVED AND RECOMMENDED BY SOVEREIGN'S BOARD OF DIRECTORS. WE URGE YOU TO READ CAREFULLY THE DESCRIPTION OF THE PROPOSALS AND TO VOTE FOR THEIR ADOPTION.

   It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend. We urge you to sign and date the enclosed proxy card and return it in the enclosed envelope as soon as possible. Please indicate and return the enclosed proxy card and the enclosed ticket if you intend to be present at the meeting.

   We hope you will participate in the Annual Meeting, either in person or by proxy. Thank you very much for your continued interest and support.



                                      Sincerely,



                                      /s/ Frederick J. Jaindl
                                      -----------------------------------
                                      Frederick J. Jaindl
                                      Chairman of the Board






                                      /s/ Jay S. Sidhu
                                      -----------------------------------
                                      Jay S. Sidhu
                                      President and Chief Executive Officer

                            Sovereign Bancorp, Inc.



                                ----------------
                                    NOTICE
                                      OF
                        ANNUAL MEETING OF SHAREHOLDERS
                          to be held April 20, 1995
                                ----------------

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of Sovereign Bancorp, Inc. ("Sovereign") will be held on April 20, 1995, at 10:00 a.m. (Eastern Time) at The Sheraton Berkshire Inn, Wyomissing, Pennsylvania, for the following purposes:

       (1) To elect three Class II directors of Sovereign to serve for a term of three years and until their successors shall have been elected and qualified;

       (2) To ratify the appointment by Sovereign's Board of Directors of Ernst & Young LLP as Sovereign's independent auditors for the fiscal year ending December 31, 1995; and

       (3) To transact such other business as may properly be presented at the Meeting.

   Shareholders of record at the close of business on March 3, 1995, are entitled to notice of, and to vote at the Meeting.

   SHAREHOLDERS ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.


                                 BY ORDER OF THE BOARD OF DIRECTORS



                                 /s/ Lawrence M. Thompson, Jr.
                                 --------------------------------------
                                 LAWRENCE M. THOMPSON, JR.
                                 SECRETARY

Wyomissing, Pennsylvania
March 17, 1995

                            SOVEREIGN BANCORP, INC
                           1130 BERKSHIRE BOULEVARD
                        WYOMISSING, PENNSYLVANIA 19610
                                (610) 320-8400

                                --------------

                               PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 20, 1995

                                --------------

                             GENERAL INFORMATION

   Solicitation of Proxies. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sovereign Bancorp, Inc. ("Sovereign"), parent company of Sovereign Bank, a Federal Savings Bank ("Sovereign Bank"), for use at Sovereign's annual meeting of shareholders to be held April 20, 1995, or any adjournment thereof (the "Meeting"). The Proxy Statement and the accompanying proxy are first being mailed to shareholders of Sovereign on or about March 17, 1995. The expense of soliciting proxies will be borne by Sovereign. It is expected that the solicitation of proxies will be primarily by mail. Sovereign's directors, officers and employees may also solicit proxies personally, by telephone and by telegraph. In addition, Sovereign has retained Georgeson & Company Inc. to assist with the solicitation of proxies at an estimated cost of $5,500 plus reasonable out-of-pocket expenses.

   Voting and Revocation of Proxies. The execution and return of the enclosed proxy will not affect a shareholder's right to attend the Meeting and vote in person. Any shareholder giving a proxy may revoke it at any time before it is exercised by submitting written notice of its revocation or a subsequently executed proxy bearing a later date to the Secretary of Sovereign, or by attending the Meeting and electing to vote in person. Shareholders of record at the close of business on March 3, 1995 (the "Record Date") are entitled to notice of, and to vote at, the Meeting. On the Record Date, there were 45,658,483 shares of Sovereign's common stock outstanding, each of which will be entitled to one vote at the Meeting.

   If the enclosed proxy is appropriately marked, signed and returned in time to be voted at the Meeting, the shares represented by the proxy will be voted in accordance with the instructions marked thereon. Signed proxies not marked to the contrary will be voted "FOR" the election, as directors, of the Board of Directors' nominees; and "FOR" the ratification of Ernst & Young LLP as Sovereign's independent auditors for 1995. Signed proxies will be voted "FOR" or "AGAINST" any other matter which properly comes before the Meeting or any adjournment thereof, in the discretion of the persons named as proxyholders.

   Quorum. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast shall constitute a quorum at the Meeting. Abstentions with respect to one or more proposals voted upon at the Meeting will be included for purposes of determining a quorum at the Meeting.

                            ELECTION OF DIRECTORS

   The Articles of Incorporation of Sovereign provide that Sovereign's business shall be managed by a Board of Directors of not less than six and not more than twenty-five persons, with the exact number fixed by the Board of Directors from time to time. The Board of Directors of Sovereign, as provided in Sovereign's Articles of Incorporation, is divided into three classes: Class I, Class II and Class III, with each class being as nearly equal in number as possible. Pursuant to a Memorandum of Understanding executed by Sovereign and each member of Sovereign's Board of Directors on January 18, 1994 (the "MOU"), the Board of Directors of Sovereign was increased from eight to nine members, with three directors in each class, and Theodore Ziaylek, Jr. (a director of Sovereign Bank) was added to the Board as a Class I Director. See "Memorandum of Understanding and Related Matters." Pursuant to the terms of the Agreement by which Sovereign combined with Charter FSB Bancorp, Inc. ("Charter"), Sovereign increased the size of its Board to ten members and elected Patrick J. Petrone, the President, Chief Executive Officer and a Director of Charter, as a Class I director of Sovereign. The directors in each class serve terms of three years each and until their successors are elected and qualified.

   The Board of Directors has unanimously nominated Frederick J. Jaindl, Howard D. Mackey and Daniel K. Rothermel for election as Class II directors of Sovereign. Messrs. Jaindl, Mackey and Rothermel are presently directors of Sovereign. Messrs. Jaindl and Rothermel were elected by shareholders at the 1992 Annual Meeting of Sovereign. Mr. Mackey was appointed as a Class II director to the Sovereign Board of Directors on February 22, 1995, to fill a vacancy created by the resignation of Arthur A. Haberberger on September 20, 1994. Under the terms of the agreement pursuant to which Sovereign acquired Charter, Sovereign was required to give first preference to a Charter director to fill any vacancy occurring on the Sovereign Board and Mr. Mackey, the former Chairman of the Board of Charter, was appointed to fill this vacancy. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Sovereign's management, however, has no present reason to believe that any nominee listed below will be unable to serve as a director, if elected.

   The By-Laws of Sovereign permit nominations of candidates for election to the Board of Directors to be made by the Board of Directors or by any shareholder entitled to vote for the election of directors. Nominations made by shareholders (other than by the Board of Directors) must be made, in writing, and delivered or mailed to Sovereign not less than 90 days prior to the date of a shareholders' meeting. Such notice must contain the same information, to the extent known to the notifying shareholder, as that required to be stated by Sovereign in its Proxy Statement with respect to nominees of the Board of Directors. Any nominations which are not made in this manner or any votes cast at the Meeting for any candidate not duly nominated may be disregarded by the chairman of the Meeting.

   The three nominees who receive the highest number of votes cast at the Meeting will be elected Class II directors. Abstentions and broker non-votes, although counted for the purpose of determining whether a quorum is present at the Meeting, will not constitute or be counted as "votes" cast at the Meeting. Shares represented by properly executed proxies in the accompanying form will be voted for the Class II nominees named below unless otherwise specified in the proxy by the shareholder. Any shareholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by marking his or her proxy to that effect. Shareholders cannot cumulate their votes for the election of directors. No proxy may be voted for a greater number of persons than the number of nominees named.

   The following table sets forth certain information concerning the nominees for election as Class II directors of Sovereign, the continuing Class I and Class III directors of Sovereign, each named executive officer of Sovereign set forth in the compensation tables beginning on page 11, and all Sovereign directors and executive officers as a group, including their ownership of shares of common stock of Sovereign as of March 3, 1995. Unless otherwise indicated in a footnote, each Sovereign director and named executive officer holds sole voting and investment power over the shares listed as beneficially owned. Unless otherwise indicated in a footnote, shares indicated as being subject to options are shares issuable pursuant to options outstanding and vested under the Sovereign Bancorp, Inc. Stock Option Plan (the "1986 Stock Option Plan") or the Sovereign Bancorp, Inc. 1993 Stock Option Plan (the "1993 Stock Option Plan").

                                                                       Amount and Nature of
                                                             Director       Beneficial        Percent of
                        Name                           Age    Since        Ownership(1)      Common Stock
- - ---------------------------------------------------  ----- ---------- -------------------- --------------
NOMINEES AS CLASS II DIRECTORS
TO SERVE UNTIL 1998

Frederick J. Jaindl ...............................    67     1988         3,634,082(2)         7.96%
Howard D. Mackey  .................................    68     1973           189,417(3)          .41%
Daniel K. Rothermel ...............................    56     1976            22,671(4)          .05%

CONTINUING CLASS I DIRECTORS
TO SERVE UNTIL 1997

Richard E. Mohn  ..................................    64     1981           298,414(5)          .65%
Patrick J. Petrone ................................    65     1990           193,504(6)          .42%
Jay S. Sidhu ......................................    43     1987         1,123,899(7)         2.44%
Theodore Ziaylek, Jr.  ............................    72     1979           246,237(8)          .54%

CONTINUING CLASS III DIRECTORS
TO SERVE UNTIL 1996

Lawrence W. O'Neill ...............................    66     1988            23,650             .05%
G. Arthur Weaver  .................................    62     1971            53,665(9)          .12%
Samuel R. Willard, Jr. ............................    67     1959           395,957(10)         .87%

EXECUTIVE OFFICERS

Karl D. Gerhart  ..................................    42      N/A           237,934(11)         .52%
Lawrence M. Thompson, Jr.  ........................    42      N/A           141,382(12)         .31%
All Sovereign Directors and executive officers as a
 group (14 persons) ...............................                        6,604,510(13)       14.23%

- - ------
 (1) The table reflects data supplied by each director and executive officer. The table does not reflect a 5% stock dividend declared on February 22, 1995, and payable to shareholders of record on March 31, 1995.

 (2) Information is as reported in Mr. Jaindl's Schedule 13D dated September 3, 1986 (as amended through April 26, 1994) and Form 4 dated January 10, 1995, each filed with the SEC. Shares include 6,600 shares that are held by Jaindl Turkey Farm Profit Sharing Plan, of which Mr. Jaindl is the sole trustee.

 (3) Shares and percent include 6,800 shares held by Mr. Mackey's wife and 30,600 shares subject to options granted pursuant to the Charter FSB Bancorp, Inc. Stock Option Plan (the "Charter Stock Option Plan"), which plan was assumed by Sovereign in connection with Sovereign's acquisition of Charter in November 1994. Time in service includes years Mr. Mackey served as a director of Sovereign's and Sovereign Bank's predecessor institutions.

 (4) Shares and percent include 763 shares held by Mr. Rothermel's wife with respect to which Mr. Rothermel disclaims beneficial ownership.

 (5) Mr. Mohn holds shared voting and investment power over 34,420 shares. Mr. Mohn's wife holds 89,414 shares with respect to which Mr. Mohn disclaims beneficial ownership.

 (6) Mr. Petrone holds shared voting and investment power over 47,000 shares. Shares and percent include 93,500 shares subject to options granted pursuant to the Charter FSB Bancorp, Inc. Stock Incentive Plan (the "Charter Incentive Plan"), which plan was assumed by Sovereign in connection with Sovereign's acquisition of Charter in November 1994. Time in service includes years Mr. Petrone served as director of Sovereign Bank and Sovereign Bank's predecessor banking institutions.

 (7) Mr. Sidhu holds shared voting and investment power over 448,440 shares. Shares and percent include 418,943 shares subject to options, 20,805 shares held by Mr. Sidhu's wife and 16,236 shares held by Sovereign's 401(k) Retirement Savings Plan that are allocated to Mr. Sidhu's account. Shares and percent include 7,870 shares purchased and held by the Sovereign Employee Stock Ownership Plan (the "Sovereign ESOP") that are allocated to Mr. Sidhu's account and over which he exercises voting power.

 (8) Mr. Ziaylek's shares and percent include 38,916 shares subject to options.

 (9) Mr. Weaver holds shared voting power over 11,760 shares and shared investment power over 23,534 shares.

(10) Mr. Willard's shares and percent include 38,957 shares subject to options.

(11) Mr. Gerhart holds shared voting and investment power over 67,212 shares. Mr. Gerhart's shares and percent include 37,460 shares held by Sovereign's 401(k) Retirement Plan Savings Plan that are allocated to Mr. Gerhart's account. Shares and percent include 5,192 shares purchased and held by the Sovereign ESOP that are allocated to Mr. Gerhart's account and over which he exercises voting power.

(12) Mr. Thompson holds shared voting and investment power over 23,688 shares. Mr. Thompson's shares and percent include 109,815 shares subject to options, and 2,876 shares held by Sovereign's 401(k) Retirement Savings Plan that are allocated to Mr. Thompson's account. Shares and percent include 5,003 shares purchased and held by the Sovereign ESOP that are allocated to Mr. Thompson's account and over which he exercises voting power.

(13) In the aggregate, these persons hold shared voting power over 595,450 shares and shared investment power over 607,224 shares. Shares and percent include 749,147 shares subject to options, and 59,635 shares held by Sovereign's 401(k) Retirement Savings Plan allocated to the executive officers' accounts. Shares and percent include 20,868 shares purchased and held by the Sovereign ESOP that are allocated to participant accounts and over which they exercise voting power.

   The principal occupation and business experience during the last five years of each nominee for election as a director of Sovereign and of each continuing director of Sovereign is as follows:

   Frederick J. Jaindl. Mr. Jaindl became Chairman of the Board of Sovereign in March 1989. He is sole proprietor of Jaindl Turkey Farms, a concern engaged in the farming and growing of turkeys, and of Jaindl's, Inc., a concern engaged in the processing and selling of turkeys.

   Howard D. Mackey. Mr. Mackey is retired. Prior to the merger of Charter with and into Sovereign, and the related merger of Charter Federal Savings Bank, Charter's wholly owned subsidiary ("Charter Federal") with and into Sovereign Bank, Mr. Mackey served as Chairman of the Board of Charter and Charter Federal since 1984. Prior to his retirement in 1986, Mr. Mackey was owner and president of Mackey Funeral Home.

   Richard E. Mohn. Mr. Mohn became Chairman of the Board of Sovereign Bank in November 1989. He is Chairman of Cloister Spring Water Company, Ephrata, Pennsylvania, a bottler and distributor of spring water.

   Lawrence W. O'Neill. Mr. O'Neill is Chairman of the Board and President of Victor Balata Belting Co., an industrial belting manufacturing company.

   Patrick J. Petrone. Mr. Petrone is President of the Charter Federal Savings Bank Division of Sovereign Bank. He became Vice Chairman of Sovereign Bank, upon the merger of Charter Federal into Sovereign Bank in 1994. Prior to the merger, he served as President and Chief Executive Officer of Charter and of Charter Federal. Mr. Petrone previously served as President and Chief Executive Officer of Charter since 1990 and President and Chief Executive Officer of Charter Federal since 1989.

   Daniel K. Rothermel. Mr. Rothermel became President and Chief Executive Officer of Cumru Associates, Inc., a private holding company in 1989. He retired, in 1989, as Vice President, General Counsel and Secretary of Carpenter Technology Corporation, a publicly held specialty steel manufacturer, a position he held for more than ten years.

   Jay S. Sidhu. Mr. Sidhu became President and Chief Executive Officer of Sovereign in November 1989, and was named President and Chief Executive Officer of Sovereign Bank in March 1989. Mr. Sidhu previously served as Treasurer and Chief Financial Officer of Sovereign since the inception of Sovereign in 1987.

   G. Arthur Weaver. Mr. Weaver is a real estate and insurance executive with the George A. Weaver Company, New Holland, Pennsylvania.

   Samuel R. Willard, Jr. Mr. Willard is President and Chief Executive Officer of Shearer-Penn, a tree care and agricultural related business based in Trenton, New Jersey. Mr. Willard served as President and as a director of Yardley Savings and Loan Association ("Yardley") prior to the merger of Yardley into Sovereign Bank in 1991 (the "Sovereign-Yardley Merger").

   Theodore Ziaylek, Jr. Mr. Ziaylek has served, since 1973, as President of Ziamatic Corp. in Yardley, Pennsylvania, a manufacturer of fire, safety and marine equipment. Mr. Ziaylek also served as Chairman of the Board of Yardley prior to the Sovereign-Yardley Merger.

MEMORANDUM OF UNDERSTANDING AND RELATED MATTERS

   On January 18, 1994, Sovereign and each member of its Board of Directors executed the MOU which settled a policy dispute among the members of the Board relating to the strategic direction of Sovereign. Directors Jaindl, O'Neill and Willard and former director Arthur A. Haberberger (Mr. Haberberger resigned as a director on September 20, 1994), appeared to desire either to review all strategic options available to Sovereign, including a sale, or to sell Sovereign at pricing levels then being paid for financial institutions. Directors Sidhu, Mohn, Rothermel and Weaver appeared to believe that a sale at such pricing levels would be premature in light of Sovereign's recent earnings growth and their perception of Sovereign's near and intermediate term prospects, and that the review of strategic options proposed by the other four directors was merely part of their plan to sell Sovereign.

   The policy dispute became public when, on December 20, 1993, Sovereign commenced litigation against Messrs. Jaindl, Haberberger, O'Neill, the Estate of George B. Gaul, and certain affiliated parties in the United States Court for the Eastern District of Pennsylvania, Civil Action No. 93-CV-6868 (the "Civil Action"). The complaint alleged, among other things, that Mr. Jaindl had agreed to act in concert with others to expand and gain control of Sovereign's Board and to seek to cause a sale or merger of Sovereign, without compliance with the disclosure requirements of the federal securities laws. The complaint sought (i) a declaration by the court that Mr. Jaindl and the remaining defendants violated federal securities laws; (ii) an order from the court compelling Mr. Jaindl and the remaining defendants to cure such alleged violations; and (iii) injunctions against Mr. Jaindl and the remaining defendants from, among other things, acquiring additional Sovereign stock, voting any Sovereign stock, soliciting proxies, consents or authorizations on, or orders to sell, Sovereign stock, and using Sovereign stock as a means of gaining control of Sovereign, until such time that Mr. Jaindl and the remaining defendants cured their violations and the effects of their unlawful conduct had dissipated.

   On January 5, 1994, Mr. Jaindl answered the Civil Action complaint, and together with Mr. O'Neill instituted, individually and derivatively, a counterclaim against Messrs. Sidhu, Gerhart, Mohn, and Rothermel and certain unnamed others. In his answer, Mr. Jaindl contended that Mr. Sidhu did not possess the authority to bring the Civil Action in Sovereign's name, denied the substantive allegations of the complaint and alleged that the counterclaim defendants had wasted corporate assets and had violated various provisions of federal banking laws in bringing the action. The counterclaim also requested the court to enjoin the use of corporate funds to pay for the Civil Action and to recover funds already spent; declare that certain of the counterclaim defendants' actions in connection with bringing the Civil Action caused Sovereign to commit violations of federal banking laws; declare that Mr. Sidhu violated federal securities law; and award costs to Mr. Jaindl for defending the Civil Action and bringing the counterclaim.

   On January 12, 1994, a purported shareholder of Sovereign commenced a class action lawsuit against Sovereign and Jay S. Sidhu, Richard Mohn and Daniel K. Rothermel in the Court of Common Pleas of Berks County (the "Berks County Class Action"). The complaint purported to set forth a cause of action against the defendants for breach of fiduciary duty by allegedly using their positions to avoid a sale of Sovereign. Plaintiff sought compensatory damages, injunctive and declaratory relief and such other relief as the court might deem appropriate, including attorneys' fees. In February 1994, counsel to plaintiff indicated to Sovereign that he intended to withdraw and he subsequently withdrew the Berks County Class Action, without prejudice.

   On January 14, 1994, Sovereign amended its complaint to add Sovereign Investment Corp., a wholly-owned subsidiary of Sovereign, as a plaintiff in its capacity as a shareholder of Sovereign. The complaint, as amended, no longer named the Estate of George B. Gaul as a defendant.

   At the January 18, 1994, regular meeting of Sovereign's Board of Directors, after presentation by Sovereign's management of Sovereign's 1993 results and of management's forecast for 1994 and 1995, a review of 1994 and 1995 acquisition opportunities, and a discussion of the adverse impact protracted litigation could have on Sovereign and its prospects, a consensus developed among Board members with respect to a resolution of the dispute and related litigation. During a recess, the MOU was negotiated and, after the recess, was acted upon by the Board.

   Sovereign and each of its directors are parties to the MOU. The MOU requires Sovereign, the Board, each individual director and each of their affiliates to (i) cause Sovereign to pursue a course of continued independence for at least 18 months, with continued growth by acquisition,
(ii) refrain, during such 18-month period, from soliciting or responding to indications of interest or acquisition proposals for the sale of Sovereign, absent the recommendation of Sovereign's CEO or an unqualified opinion of outside counsel to Sovereign that a Pennsylvania court would probably determine that the failure to effect such solicitation or response constitutes a violation of such director's fiduciary duty to Sovereign, (iii) increase the size of the Board from eight to nine members and fill the vacancy created thereby with Theodore Ziaylek, Jr., a member of the Board of Directors of Sovereign Bank, (iv) nominate Messrs. Sidhu, Mohn and Ziaylek for election for a three year term as Class I directors at Sovereign's April 1994 Annual Meeting of Shareholders, and directors Jaindl, Haberberger and Rothermel for election for a three year term as Class II directors at Sovereign's Annual Meeting scheduled for April 1995 (Mr. Haberberger resigned as a director on September 20, 1994), (v) refrain from soliciting proxies in opposition to nominees and cause shares beneficially owned to be voted in favor of these nominees, (vi) amend Sovereign's bylaws to eliminate the age 70 restriction for nomination and election as a director, (vii) vote in favor of retaining Mr. Sidhu as CEO at the reorganization meetings of the Board in 1994 and 1995 and of an amendment to Sovereign's bylaws providing that Mr. Sidhu could be removed only by a vote of at least 77.8% of the directors in office during the 18 month period ending in July 1995, absent a contrary directive from the Office of Thrift Supervision, (viii) seek dismissal, with prejudice, of the Civil Action and related counterclaim and the release of each named defendant and counterclaim defendant from liability for any act or omission or violation of law alleged to have occurred through January 18, 1994, (ix) support the defense of the Berks County Class Action and any related litigation, (x) cause Sovereign to pay the documented legal fees and certain other expenses of the parties to, or participants in the Civil Action and related counterclaim, as well as the Berks County Class Action and (xi) refrain, during such 18 month period, from commencing any litigation against Sovereign or any of its officers, directors, employees or affiliates arising out of the dispute or related facts or circumstances (except as necessary to enforce the MOU). Theodore Ziaylek, Jr. later joined in the execution of the MOU.

   By letter dated January 16, 1995, Chairman and Director Jaindl, in his capacity as a shareholder of Sovereign, nominated Arthur A. Haberberger for election as a Class II Director. At a meeting of the Board of Directors held on February 22, 1995, Lawrence W. O'Neill, in his capacity as a Director, nominated Messrs. Jaindl, Haberberger and Rothermel as management's nominees for Class II Directors and, asserted that, in his view, the MOU required that the Directors who signed the MOU vote in favor of such nominations. After discussion, Mr. Jaindl, in his capacity as a shareholder, withdrew his nomination of Mr. Haberberger and Mr. O'Neill's motion failed for lack of a second. Directors Jaindl, Mackey and Rothermel were unanimously designated as management's Class II nominees to the Board of Directors. Sovereign, by action of the Board of Directors, and each of the directors, except for Mr. O'Neill, who were signatory to the MOU, in their capacity as a director and individually, have indicated that they will not treat the failure of the Sovereign Board of Directors to nominate Mr. Haberberger for election as a Class II Director, and/or the solicitation of proxies for Class II Director nominees other than Mr. Haberberger, as a breach or rescission of the MOU.

BOARD MEETINGS AND COMMITTEES

   Sovereign's Board of Directors has an Audit Committee, Community Reinvestment Act Committee, Compensation Committee, Ethics Committee, Merger and Acquisition Committee, Nominating Committee, Pension Committee and Risk Management Committee and is authorized, under Sovereign's By-Laws, to create other Board committees as needed. At present, no other committees have been established.

   Sovereign's Audit Committee, which met one time during 1994, is responsible for reporting to Sovereign's Board on the general financial condition of Sovereign and the results of the annual audit. The Audit Committee consists of Richard E. Mohn, Lawrence W. O'Neill, Daniel K. Rothermel, G. Arthur Weaver (Chairman) and Theodore Ziaylek, Jr.

   Sovereign's Community Reinvestment Act Committee consists of Richard E. Mohn, Jay S. Sidhu, Daniel K. Rothermel, G. Arthur Weaver and Samuel R. Willard, Jr., (Chairman). The Community Reinvestment Act Committee met one time during 1994.

   Sovereign's Compensation Committee, which met two times during 1994, establishes salary guidelines for employees of Sovereign, subject to ratification by Sovereign's Board of Directors. Sovereign's Compensation Committee also administers the 1986 Stock Option Plan and the 1993 Stock Option Plan. In addition, the Compensation Committee administers the Charter Stock Option Plan and the Charter Incentive Plan, which plans were assumed by Sovereign in connection with Sovereign's acquisition of Charter in November 1994. Sovereign's Compensation Committee consists of Frederick J. Jaindl, Richard E. Mohn (Chairman), Lawrence W. O'Neill, Daniel K. Rothermel, G. Arthur Weaver, Samuel R. Willard, Jr. and Theodore Ziaylek, Jr.

   Sovereign's Ethics Committee was formed in 1995 to monitor, oversee and review compliance by Sovereign's directors, officers and employees with Sovereign's Code of Conduct. The Ethics Committee consists of Frederick J. Jaindl (nonvoting), Richard E. Mohn, Daniel K. Rothermel (Chairman), Jay S. Sidhu (nonvoting), G. Arthur Weaver and Theodore Ziaylek, Jr.

   Sovereign's Merger and Acquisition Committee, which met at various times during 1994, is responsible for reviewing and recommending to Sovereign's Board of Directors potential merger and acquisition candidates. The Merger and Acquisition Committee consists of Frederick J. Jaindl, Richard E. Mohn, Jay S. Sidhu (Chairman) and Samuel R. Willard, Jr.

   Sovereign's Nominating Committee, created in 1992, consists of Lawrence W. O'Neill (Chairman), Richard E. Mohn, Daniel K. Rothermel, G. Arthur Weaver and Samuel R. Willard, Jr. The Nominating Committee met one time during 1994. The Nominating Committee makes recommendations to the Board of Directors with respect to qualifications and nominations of directors. In determining its recommendations to the Board, the Nominating Committee will consider candidates recommended by shareholders.

   Sovereign's Pension Committee administers the Pension Plan, the Employee Stock Ownership Plan, the Stock Purchase Plan and the 401(k) Retirement Savings Plan. The Pension Committee met two times during 1994. The Committee consists of Frederick J. Jaindl, Richard E. Mohn, Lawrence W. O'Neill, Daniel
K. Rothermel (Chairman), Jay S. Sidhu and Samuel R. Willard, Jr.

   Sovereign's Risk Management Committee consists of Frederick J. Jaindl, Richard E. Mohn, Lawrence W. O'Neill, Daniel K. Rothermel, Jay S. Sidhu, G. Arthur Weaver, Samuel R. Willard, Jr., and Theodore Ziaylek, Jr. (Chairman). The Risk Management Committee met one time during 1994.

   During 1994, Sovereign's Board of Directors held sixteen meetings (including regularly scheduled and special meetings). Each director of Sovereign attended at least 75% of the total number of meetings of Sovereign's Board of Directors and the committees thereof on which he served.

COMPENSATION PAID TO DIRECTORS

   During 1994, Directors of Sovereign who are not employees of Sovereign received $700 for each meeting of Sovereign's Board of Directors which they attended. No fees were paid for attendance at Board Committee meetings. During 1994, in addition to payment of regular directors' fees for attendance at meetings, the Chairman of the Board of Directors of Sovereign received an annual retainer fee of $15,000.

   Sovereign maintains the Sovereign Nonemployee Directors' Incentive Plan ("NDIP") for its nonemployee directors. The NDIP provided for cash compensation to nonemployee directors if Sovereign's return on beginning equity exceeded 16% during the plan year ended 1994. Because Sovereign's return on beginning equity exceeded 16% for the year ended 1994, each nonemployee director, in office on December 31, 1994, received $12,000 in addition to fees for attendance at meetings and the annual retainer, if applicable. These payments were in addition to payment of regular directors' fees for attendance at meetings. In 1995, the NDIP provides for cash compensation to directors if Sovereign's return on beginning equity exceeds 15%. In such event, each nonemployee director will receive $12,000 in addition to fees for attendance at meetings and the annual retainer, if applicable.

                     REPORT OF THE COMPENSATION COMMITTEE
                          ON EXECUTIVE COMPENSATION

   Sovereign's Executive Compensation Program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is composed entirely of non-employee directors. The Executive Compensation Program is structured and administered to support Sovereign's business mission which is to be a highly focused, quality driven, market led and results oriented company that continually seeks to outperform the market in terms of consistency, growth in earnings, quality of earnings and return on equity.

   The Committee recommends to the Board of Directors payment amounts and award levels for the Chief Executive Officer. Mr. Sidhu, the Chief Executive Officer, evaluates and approves compensation and awards for the other executive officers. Such compensation and awards are based upon Sovereign's performance and each individual's performance in meeting personal and team objectives.

COMPENSATION PHILOSOPHY

   The Executive Compensation Program of Sovereign has been designed to:

   o Align the interests of executives with the long-term interests of shareholders through award opportunities that can result in ownership of common stock.

   o Motivate key employees to achieve a superior level of quality performance and financial results by rewarding them for their achievement.

   o Support a pay for performance policy that supplements overall company compensation amounts based on company-wide results, team oriented results, and individual performance.

COMPONENTS OF COMPENSATION

   At present, the Executive Compensation Program is comprised of salary, annual cash incentive opportunities, long-term incentive opportunities in the form of stock options and employee benefits typically offered to executives by growth oriented companies. As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives and less on salary and employee benefits, causing greater variability in the individual's absolute compensation from year-to-year. Base salary levels for the executive officers of Sovereign are set below average compared to other companies within its peer group, which consists of other Middle Atlantic region thrifts and thrift holding companies in the $5 billion to $10 billion asset range. The peer group used in determining compensation is different from and broader than the peer group (the five largest Pennsylvania bank holding companies) used in the performance graph (see "Performance Graph") because, although Sovereign is the sixth largest financial institution headquartered in Pennsylvania, it is smaller in asset size than all of the companies in the performance graph peer group. Executives can have the opportunity for total cash compensation to exceed the average salary for peer group companies upon Sovereign's achievement of predetermined financial goals and objectives set by the Compensation Committee and the Board. The intent is to have incentive compensation tied to performance results.

   The Chief Executive Officer has not received a salary increase since July 1992. The Compensation Committee based the Chief Executive Officer's base salary in 1993 and 1994 on a variety of factors including the salaries of the chief executive officers of comparable high-performing companies in the financial services industry to which it compares its financial results. The salary increase granted to the Chief Executive Officer in 1992 was not based on any mathematical formula and did not directly relate to any quantitative factors. The increase was determined in the Compensation Committee's sole discretion after its consideration of competitive data, the Board's assessment of his performance during 1991 and 1992, and recognition of Sovereign's performance, which for 1991 and 1992 was generally above its peer group in terms of return on equity, net income and growth in assets through mergers and acquisitions. The other named executive officers were granted salary increases each year based on individual performance, contributions to Sovereign and level of responsibility.

SHORT-TERM INCENTIVE COMPENSATION

   Incentive compensation awards in 1995 were based on a review of Sovereign's 1994 performance. This review included an assessment of how Sovereign met and exceeded financial goals for return on equity, earnings, capital levels, asset quality and successful completion of certain strategic acquisitions. The goals reflect the Board of Directors' determination of the appropriate goals for a growth oriented company. No bonus would have been paid if Sovereign's return on equity was less than 16%. If Sovereign's return on beginning equity was 16% or better, Mr. Sidhu was entitled to a bonus based on a sliding scale of various percentages of Sovereign's profits beginning at 0.7% for a 16% return on equity to 0.9% for a 17% or better return on equity. Mr. Sidhu was also entitled to receive special bonuses if Sovereign's profits exceeded $43,350,000 or if Sovereign acquired institutions with assets in excess of $1.0 billion. The Compensation Committee determined the amount of bonus paid to Mr. Sidhu, and Mr. Sidhu determined the bonuses paid to the other named executives. Mr. Sidhu's bonus is increased by 5% if he agrees to use the bonus to purchase Sovereign common stock. The bonuses of certain executive officers, from time to time, are also increased if they agree to purchase Sovereign common stock. Because Sovereign's profits exceeded $43,350,000 and Mr. Sidhu agreed to purchase Sovereign common stock with his bonus, Mr. Sidhu was paid an incentive compensation award of $422,158, representing 0.88% of Sovereign's profits for 1994.

LONG-TERM INCENTIVE COMPENSATION

   Sovereign's 1986 Stock Option Plan and 1993 Stock Option Plan are long-term incentive plans designed to align a significant portion of the Executive Compensation Program with shareholder interests. The 1986 Stock Option Plan was adopted by shareholders in 1986 and permits Sovereign to grant certain officers a right to purchase shares of common stock over a ten year period, at the fair market value per share at the date the option is granted. The 1993 Stock Option Plan was adopted by shareholders in 1993 and permits Sovereign to grant eligible employees a similar right to purchase shares of common stock at a price equal to at least the fair market value per share on the date the option is granted. Upon adoption, nonemployee directors of Sovereign were automatically granted nonqualified stock options on a one-time basis. In granting incentive stock options to Mr. Sidhu and the other executive officers, the Compensation Committee took into account the financial performance of Sovereign, long term strategic goals of Sovereign to increase shareholder value, the executive's level of responsibility and contributions to Sovereign.

   The tables which follow and accompanying narrative and footnotes, reflect the decisions covered by the above discussion. This report has been furnished by the Compensation Committee.

                          THE COMPENSATION COMMITTEE

                          Richard E. Mohn, Chairman

                 Daniel K. Rothermel        Lawrence W. O'Neill
                 Samuel R. Willard, Jr.     G. Arthur Weaver
                 Frederick J. Jaindl        Theodore Ziaylek, Jr.

                      COMPENSATION OF EXECUTIVE OFFICERS

   The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Sovereign for the fiscal years ended December 31, 1994, 1993 and 1992, of those persons who during 1994, (i) served as Sovereign's chief executive officer or (ii) were executive officers (other than the chief executive officer) whose total annual salary and bonus exceeded $100,000 (collectively with the chief executive officer, the "Executive Officers"):

                                   TABLE I
                          SUMMARY COMPENSATION TABLE

                                                             Long Term
                               Annual Compensation         Compensation
                           -------------------------- ---------------------
                                                       Securities Underlying   All Other
Name and                            Salary     Bonus    Options/SARs(1)(2) Compensation(3)(5)
Principal Position           Year     ($)     ($)(4)            (#)               ($)
- - -------------------------   ------ --------- --------- --------------------- --------------
Jay S. Sidhu                 1994   195,000   422,158               0            4,710
 President and               1993   195,000   351,422         237,600            4,497
 Chief Executive Officer     1992   188,320   259,625          24,149            4,364

Karl D. Gerhart              1994   103,846    40,000               0            3,115
 Chief Financial             1993   100,500    50,000          31,680            4,497
 Officer & Treasurer         1992    95,098    55,343          12,075            2,709

Lawrence M. Thompson, Jr.    1994   103,462    40,000               0            3,104
 Secretary and               1993    96,833    50,000          31,680            3,863
  General Counsel            1992    87,881    52,169          12,075            2,602

Patrick J. Petrone           1994   200,000         0               0            4,344
 Vice Chairman               1993   177,404         0               0            4,790
 Sovereign Bank              1992   157,828         0               0            4,035

- - ------
(1) Options granted are adjusted to reflect a 10% stock dividend declared on January 21, 1992; a 10% stock dividend declared on April 21, 1992; a 10% stock dividend declared on July 21, 1992; a 20% stock split declared on October 13, 1992; a 5% stock dividend declared on December 22, 1992; a 20% stock split declared on April 7, 1993; a 20% stock split declared on October 19, 1993; and a 10% stock dividend declared on April 19, 1994. Options do not reflect a 5% stock dividend declared on February 22, 1995, and payable to shareholders of record on March 31, 1995.

(2) On November 17, 1994, the Sovereign Board of Directors authorized the Sovereign ESOP to borrow funds to purchase up to 4 million shares of Sovereign common stock. This leveraged purchase program was not implemented in 1994. On February 2, 1995, Sovereign and the trustee of the Sovereign ESOP entered into a loan agreement pursuant to which Sovereign will lend to the trustee of the Sovereign ESOP up to $5 million to purchase common stock. The table does not reflect shares purchased in 1995 by the Sovereign ESOP. Shares of common stock purchased with the proceeds of this loan are held in a suspense account as collateral for the debt and will be allocated to the account of participants as the debt is repaid.

(3) Amounts appearing in this column are Company contributions on behalf of each named person under the Sovereign Bancorp, Inc. 401(k) Retirement Savings Plan.

(4) Mr. Sidhu's bonus was increased by 5% because Mr. Sidhu agreed to purchase Sovereign common stock with the proceeds.

(5) Mr. Petrone's compensation includes a term life insurance premium of $1,344.

   Stock options were not granted to Executive Officers during the fiscal year ended December 31, 1994.

   The following table sets forth information concerning exercised and unexercised options to purchase Sovereign's common stock:

                                  TABLE III

                AGGREGATED OPTIONS EXERCISED IN LAST YEAR AND
                        DECEMBER 31, 1994 OPTION VALUE

                                                               Number of
                                                              Securities         Value of
                                                              Underlying        Unexercised
                                                              Unexercised      In-the-Money
                                                              Options at        Options at
                                                             December 31,    December 31, 1994
                                                                1994(#)             ($)

                             Shares Acquired Value Realized  Exercisable/      Exercisable/
            Name             on Exercise (#)      ($)        Unexercisable     Unexercisable
- - --------------------------  --------------- -------------- --------------- -------------------
Jay S. Sidhu ................    150,000       1,212,750    418,943/237,600  2,413,836/192,456
Karl D. Gerhart  ............     63,138         471,520      40,000/31,680     248,400/25,660
Lawrence M. Thompson, Jr. ...      5,000          39,800     109,815/31,680     635,647/25,660

- - ------
(1) Table does not reflect 5% stock dividend declared on February 22, 1995, and payable to shareholders of record on March 31, 1995.

PENSION PLAN

   Sovereign maintains a defined benefit retirement plan ("Pension Plan") for all employees who have attained age 21 and have completed one year of eligibility service. The following table sets forth the estimated annual benefits payable upon retirement to participants at normal retirement age, in the average annual salary and years of service classifications specified.

                     SOVEREIGN BANCORP, INC. PENSION PLAN
                ILLUSTRATION OF BENEFITS AT DECEMBER 31, 1994

   Five Year
    Average                 Benefits Payable Per Years of Service(1)(2)
                    -----------------------------------------------------------
 Remuneration(3)         15          20          25          30          35
- - --------------      ----------- ----------- ----------- ----------- -----------
  $ 60,000          $11,707     $15,601     $19,512     $23,414     $27,317
    80,000           17,407      23,210      29,012      34,814      40,617
   100,000           23,107      30,810      38,512      46,214      53,917
   120,000           28,807      38,410      48,012      57,614      67,217
   140,000           34,507      46,010      57,512      69,014      80,517
   160,000           37,357(4)   49,180(4)   62,262(4)   74,714(4)   87,167(4)
   180,000           37,357(4)   49,180(4)   62,262(4)   74,714(4)   87,167(4)
   200,000           37,357(4)   49,180(4)   62,262(4)   74,714(4)   87,167(4)
   220,000           37,357(4)   49,180(4)   62,262(4)   74,714(4)   87,167(4)
   240,000           37,357(4)   49,180(4)   62,262(4)   74,714(4)   87,167(4)

- - ------
(1) The following are the years of credited service under Sovereign's Pension Plan for the persons named in the cash compensation table: Mr. Sidhu -- 8 years; Mr. Thompson -- 9 years; Mr. Gerhart -- 18 years. At December 31, 1994, Mr. Petrone was not credited with any years of service under the Pension Plan because, in the acquisition of Charter, past service was not granted for benefit accrual.

(2) Benefits are computed in single life annuity amounts on the basis of an assumed year of birth of 1950 and without any deduction for Social Security or other offset amounts.

(3) Represents the highest average remuneration received over a consecutive five year period during the last ten years, excluding deferred compensation other than 401(k) Retirement Savings Plan contributions, subject in Messrs. Sidhu's case to a compensation limit of $150,000 in 1994.

(4) The 1994 maximum annual benefit permitted when the Internal Revenue Code's annual compensation limit of $150,000 and maximum annual benefit limit are applied to the Pension Plan's benefit formula.

                             CERTAIN TRANSACTIONS

EMPLOYMENT AGREEMENTS

   Sovereign entered into an employment agreement, dated September 15, 1992, with Jay S. Sidhu, which superseded in its entirety Mr. Sidhu's then existing employment agreement. Mr. Sidhu's agreement has an initial term of three years and unless terminated as set forth therein, is automatically extended at designated dates to provide a new term of three years except that at certain times notice of nonextension may be given, in which case, the agreement will expire at the end of its then current term. The agreement provides a base salary which, if increased by action of the Board of Directors, becomes the new base salary provided thereafter by the agreement. In addition, the agreement provides, among other things, a right to participate in any bonus plan approved by the Board of Directors and insurance, vacation, pension and other fringe benefits for Mr. Sidhu.

   If Mr. Sidhu's employment is terminated without "Cause," or if Mr. Sidhu voluntarily terminates employment for "Good Reason" (as defined in the agreement), Mr. Sidhu becomes entitled to severance benefits under the agreement. "Good Reason" includes the assignment of duties and responsibilities inconsistent with Mr. Sidhu's status as President and Chief Executive Officer, a reduction in salary or benefits or a reassignment which requires Mr. Sidhu to move his principal residence more than 100 miles from Sovereign's principal executive office. If any such termination occurs prior to September 15, 1997, the benefits are monthly cash payments in the aggregate amount of $1.5 million, plus insurance and other fringe benefits, payable for the longer of 36 months or the end of the contract term. If any such termination occurs on or after September 15, 1997, the benefits are monthly cash payments in the aggregate amount of the greater of (i) $1.5 million or (ii) three times base salary and bonus (equal to the average bonus for the prior three years), plus insurance and other fringe benefits, payable for the longer of 36 months or the end of the contract term. Cash benefits payable upon any such termination are reduced by an amount equal to 25% of any compensation earned from another employer. The agreement contains a provision restricting the executive's right to compete after a voluntary termination of employment without "Good Reason" or any termination for "Cause;" in all other circumstances, after termination of employment, there is no covenant not to compete.

   Sovereign has also entered into employment agreements with Karl D. Gerhart and Lawrence M. Thompson, Jr., each dated September 15, 1992, which superseded in their entirety the executives' then existing employment agreements. Each agreement, has an initial term of two years and unless terminated as set forth therein, is automatically extended at certain dates to provide a new term of two years except that at certain times notice of nonextension may be given, in which case the agreement will expire at the end of its then current term. Each agreement provides a base salary which, if increased by action of the Board of Directors, becomes the new base salary provided thereafter by the agreement. In addition, each agreement provides, among other things, a right to participate in any bonus plan approved by the Board of Directors and insurance, vacation, pension and other fringe benefits for the executive.

   If Mr. Thompson's or Mr. Gerhart's employment is terminated without "Cause" (as defined in the agreements), whether or not a "Change in Control" (as defined in the agreements) of Sovereign has occurred, or if Mr. Thompson or Mr. Gerhart voluntarily terminates employment for "Good Reason" (as defined in the agreements) following a "Change in Control," the executive becomes entitled to severance benefits under the agreement. The benefits are continuation of salary, bonus (equal to the average bonus for the three prior years), and insurance and other fringe benefits for two years. If, in the absence of a "Change in Control," Mr. Gerhart's or Mr. Thompson's employment is terminated without "Cause," cash benefits payable under the agreement are reduced by an amount equal to 25% of any compensation received from another employer. Each agreement contains a provision restricting the executive's right to compete after a voluntary termination of employment without "Good Reason" or any termination for "Cause"; in all other circumstances, after termination of employment, there is no covenant not to compete.

   In connection with the acquisition of Charter and Charter Federal, Sovereign assumed Patrick J. Petrone's employment agreement. The employment agreement has an initial term of three years and, unless terminated as set forth therein, is automatically extended on January 1 of each year for a 36 month period. The agreement may be terminated at the end of the then remaining term by either party giving written notice prior to January 1 of each succeeding year, after which notice, the agreement will no longer automatically be extended each January 1.

   Mr. Petrone may terminate his employment upon or after the occurrence of a change in control if, within the period of two years following such change in control (as defined in the agreement), (i) he is assigned to a position of lesser rank or status or to a different base employment area, (ii) his base salary is reduced, or (iii) Sovereign breaches the agreement.

   In the event of any such termination or in the event of termination without just cause, as defined in the agreement, within two years following a change in control, Mr. Petrone is entitled to receive as severance pay a lump sum payment equal to the aggregate amount of the future base salary payments that he would have received if he continued in the employ of Sovereign until the later of (a) the expiration of the then current segment of the term of the agreement, or (b) 36 months following the termination date. The lump sum payment is to be calculated at the highest rate of base salary paid to him at any time under the agreement, with such payments discounted to present value at an annual rate of 5%.

   Sovereign may terminate the employment of Mr. Petrone at any time for just cause, as defined. In the event of a termination for just cause, Sovereign's obligation to Mr. Petrone terminates.

   The employment agreement provides that, after termination of employment with Sovereign, Mr. Petrone will not be employed by, control, manage or otherwise participate in the business of a "significant competitor," as defined in the agreement, for a period of two (2) years after the termination of employment. If, within two (2) years after a change in control, Mr. Petrone terminates his employment or is terminated by Sovereign and is entitled to receive as severance pay a lump sum payment as described above, then the noncompetition provisions of the agreement are inoperative.

INDEMNIFICATION

   The bylaws of Sovereign provide for (1) indemnification of directors, officers, employees and agents of Sovereign and its subsidiaries and (2) the elimination of a director's liability for monetary damages, each to the fullest extent permitted by Pennsylvania law. Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a bylaw amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless (1) the director has breached or failed to perform the duties of his office and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

   Directors and officers of Sovereign are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by Sovereign.

   On December 21, 1993, Sovereign Bank entered into an Indemnification Agreement (the "Indemnification Agreement") with Mr. Sidhu. The Indemnification Agreement provides that Sovereign Bank will indemnify Mr. Sidhu to the fullest extent permitted by applicable law and regulation for all expenses, judgments, fines and penalties incurred in connection with, and amounts paid in settlement of, any claim relating to, among other things, the fact that Mr. Sidhu is or was a director or officer of Sovereign or Sovereign Bank (an "Indemnifiable Claim"). Sovereign Bank will also advance expenses upon Mr. Sidhu's request in connection with any Indemnifiable Claim.

   Sovereign Bank's indemnification obligations are subject to the condition that a Reviewing Party (as defined in the Indemnification Agreement) shall not have determined that Mr. Sidhu would not be permitted to be indemnified under applicable law. To the extent that it is subsequently determined that Mr. Sidhu is not entitled to indemnification, he shall reimburse Sovereign Bank for any amounts previously paid.

   Upon a Change in Control (as defined in the Indemnification Agreement) of Sovereign or Sovereign Bank, all determinations regarding Sovereign Bank's indemnification obligations under the Agreement shall be made by Independent Legal Counsel (as defined in the Indemnification Agreement). Upon a Potential

Change in Control (as defined in the Indemnification Agreement) of Sovereign or Sovereign Bank, Sovereign Bank shall, upon written request by Mr. Sidhu, create and fund a trust for the benefit of Mr. Sidhu in order to ensure satisfaction of Sovereign Bank's indemnification obligations under the Indemnification Agreement.

INDEBTEDNESS OF MANAGEMENT

   Prior to August 1989, Sovereign Bank offered consumer and residential mortgage loans to directors of Sovereign and its subsidiaries, full-time employees with six months continuous service at Sovereign Bank, and part-time employees with one year of continuous service at Sovereign Bank, at preferential terms with respect to interest rates and loan fees. Specifically, interest rates offered to such persons were up to 1% lower than rates offered to nonaffiliated persons for similar transactions, and certain loan origination fees were waived. As a result of the enactment in August 1989 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, which made Section 22(h) of the Federal Reserve Act applicable to Sovereign and Sovereign Bank, any credit extended by Sovereign Bank to executive officers and directors of Sovereign Bank and Sovereign, and to the extent otherwise permitted, principal shareholders of Sovereign or any related interest of the foregoing must be (i) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Sovereign Bank with non-affiliated parties, and (ii) not involve more than the normal risk of repayment or present other unfavorable features.

   The following table sets forth certain information with respect to each director and executive officer of Sovereign, whose aggregate indebtedness to Sovereign Bank exceeded $60,000 as of December 31, 1994, and whose loan was granted on preferential terms applicable to directors, officers and employees of Sovereign Bank and Sovereign at the time the loan was made.

                                     Highest
                                    Principal
                                  Balance from
                                 Jan. 1, 1994 to   Balance at      Interest    Year
      Name        Type of Loan    Dec. 31, 1994   Dec. 31, 1994      Rate      Made
- - --------------  --------------- --------------- --------------- ------------ ------
Jay S. Sidhu .. Consumer Loan        $91,749         $75,046         1.0%      1987
                                                                    above
                                                                  prime rate

   Except as set forth above, all loans made by Sovereign Bank to directors and executive officers of Sovereign (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.

ADDITIONAL INFORMATION REGARDING DIRECTORS AND OFFICERS.

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Sovereign's officers and directors, and any persons owning ten percent or more of Sovereign's common stock, to file in their personal capacities initial statements of beneficial ownership, statements of changes in beneficial ownership and annual statements of beneficial ownership with the Securities and Exchange Commission (the "SEC"). Persons filing such beneficial ownership statements are required by SEC regulation to furnish Sovereign with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that "late filings" of such statements be disclosed in Sovereign's proxy statement. Based solely on Sovereign's review of any copies of such statements received by it, and on written representations from directors and officers that no annual statements of beneficial ownership were required to be filed by such persons, Sovereign believes that during 1994 Messrs. Sidhu and Gerhart each, inadvertently or based on erroneous advise of counsel or others, neglected to file, on a timely basis, one such statement and Mr. O'Neill inadvertently failed to timely file two such statements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Frederick J. Jaindl, Chairman of the Board of Sovereign, and Richard E. Mohn, Chairman of the Board of the Bank, serve as members of Sovereign's Compensation Committee, although they do not participate in or vote on matters concerning their own compensation.

                              PERFORMANCE GRAPH

   Set forth below is a graph and table comparing the yearly percentage change in the cumulative total shareholder return on Sovereign's common stock against (1) the cumulative total return on the S&P 500 Index and (2) the cumulative total return on the largest five Pennsylvania bank holding companies (CoreStates Financial Corp., Integra Financial Corp., Mellon Bank Corp., Meridian Bancorp, Inc. and PNC Bank Corp.) for the five year period commencing January 1, 1990, and ending December 31, 1994.

   Cumulative total return on Sovereign's common stock, the S&P 500 Index and the common stock of the largest five Pennsylvania bank holding companies equals the total increase in value since January 1, 1990, assuming reinvestment of all dividends paid into Sovereign's common stock, the S&P 500 Index or the common stock of the largest five Pennsylvania bank holding companies, respectively. The graph and table were prepared assuming that $100 was invested on January 1, 1990, in Sovereign's common stock, the S&P 500 and the common stock of the largest five Pennsylvania bank holding companies.


                               Sovereign Bancorp
                               Performance Graph


   700|-----------------------------------------------------------------------|
      |                                                                       |
      |                                                                       |
      |                                                                       |
      |                                                                       |
      |                                                                       |
   600|-----------------------------------------------------------------------|
      |                                                   #                   |
D     |                                                                       |
O     |                                                                       |
L     |                                                                       |
L     |                                                                       |
A  500|-----------------------------------------------------------------------|
R     |                                                                       |
S     |                                                                       |
      |                                                                       |
      |                                                                       |
      |                                                                       |
   400|-----------------------------------------------------------------------|
      |                                                                #      |
      |                                                                       |
      |                                       #                               |
      |                                                                       |
   300|-----------------------------------------------------------------------|
      |                                                                       |
      |                                                                       |
      |                                                                       |
      |                                                                       |
   200|-----------------------------------------------------------------------|
      |                        #              @           @            @      |
      |                                                                       |
      |                        @              &           &                   |
      |                        *&             *           *            &      |
   100|---------&------------------------------------------------------*------|
      |        *#@                                                            |
      |                                                                       |
      |                                                                       |
      |                                                                       |
     0|---------|-------------|---------------|------------|-----------|------|
               1990         1991            1992         1993        1994

        S&P 500 = &     S&P Savings & Loans = *   Sovereign Bancorp = #
        Top 5 Banks in PA(1) = @

                              1990     1991      1992      1993      1994
                            -------- --------- --------- --------- ---------
S&P 500 ...................  $93.44   $118.59   $123.29   $131.99   $129.96
S&P Savings & Loans .......  $76.42   $114.91   $116.86   $118.58   $ 99.72
Sovereign Bancorp .........  $66.44   $170.29   $334.91   $593.94   $390.14
Top 5 Banks in PA(1).......  $70.20   $133.09   $183.47   $185.08   $173.74

- - ------
(1) Includes CoreStates Financial Corp., Integra Financial Corp., Mellon Bank Corp., Meridian Bancorp, Inc. and PNC Bank Corp.

PRINCIPAL SHAREHOLDERS

   The following table sets forth information regarding persons known by Sovereign to own more than 5% of the outstanding shares of Sovereign's common stock as of March 3, 1995. The table does not give effect to a 5% stock dividend declared on February 22, 1995 and payable to shareholders of record on March 31, 1995.

   Name and Address                       Amount and Nature      Percent of
 of Beneficial Owner                   of Beneficial Ownership  Common Stock
- - ---------------------                  ----------------------- --------------
Frederick J. Jaindl ................        3,634,082(1)           7.96%
 3150 Coffeetown Road
 Orefield, PA 18069
- - ------
(1) See "ELECTION OF DIRECTORS".

            PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors of Sovereign has appointed Ernst & Young LLP, certified public accountants, as Sovereign's independent auditors for the fiscal year ending December 31, 1995, subject to ratification of such appointment by shareholders. No determination has been made as to what action Sovereign's Board of Directors would take if shareholders do not ratify the appointment.

   Ernst & Young LLP has conducted the audit of the financial statements of Sovereign and its subsidiaries for the year ended December 31, 1994. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from shareholders.

   THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPOINTMENT OF ERNST & YOUNG LLP AS SOVEREIGN'S INDEPENDENT AUDITORS FOR THE 1995 FISCAL YEAR. Abstentions and broker non-votes, although counted for the purpose of determining whether a quorum is present at the Meeting, will not constitute or be counted as "votes" cast for purposes of the Meeting. All proxies will be voted "FOR" ratification of the appointment unless a shareholder specifies to the contrary on such shareholder's proxy card.

                            SHAREHOLDER PROPOSALS
            FOR 1996 ANNUAL MEETING AND NOMINATIONS FOR DIRECTORS

   Sovereign's 1996 Annual Meeting of Shareholders will be held on or about April 18, 1996.

   In accordance with the By-Laws of Sovereign, a shareholder who desires to propose a matter for consideration at an annual meeting of shareholders must provide notice thereof in writing, delivered or mailed by first- class United States mail, postage prepaid, to the Secretary of Sovereign, not less than 90 days nor more than 150 days prior to such annual meeting.

   Any shareholder who desires to submit a proposal to be considered for inclusion in Sovereign's proxy materials relating to its 1996 Annual Meeting of Shareholders must submit such proposal in writing, addressed to Sovereign Bancorp, Inc. at 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 (Attn: Secretary), on or before January 18, 1996.

   For candidates to be considered by the Nominating Committee in connection with the nomination of Class III directors for election in 1996, such shareholder recommendations must be made in writing no later than January 18, 1996, addressed to the Nominating Committee, Sovereign Bancorp, Inc., 1130 Berkshire Boulevard, Wyomissing, Pennsylvania 19610 and should contain the following information with respect to the recommended candidates: (1) name, age, business address and, if known, residence address; (2) principal occupation; (3) number of shares of Sovereign's common stock beneficially owned and earliest date any such shares were acquired; and (4) any other information the shareholder considers material or otherwise helpful to the Nominating Committee in its consideration of such candidate.

                                ANNUAL REPORT

   Sovereign's Annual Report to the Shareholders for the year ended December 31, 1994, is enclosed herewith. Sovereign's Annual Report is furnished to shareholders for their information. No part thereof is incorporated by reference herein.

   UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF SOVEREIGN'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1994, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, FROM LAWRENCE M. THOMPSON, JR., SECRETARY, SOVEREIGN BANCORP, INC., 1130 BERKSHIRE BOULEVARD, WYOMISSING, PENNSYLVANIA 19610. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SOVEREIGN'S COMMON STOCK ENTITLED TO VOTE AT THE MEETING.


                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ LAWRENCE M. THOMPSON, JR.
                                        -------------------------------------
                                        LAWRENCE M. THOMPSON, JR.
                                        Secretary

PLEASE REMEMBER TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR IMPORTANT VOTE WILL BE COUNTED AT THE ANNUAL MEETING.

[X] Please mark your
    votes as in this
    example.


        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING.

Matter No. 1:  FOR   WITHOUT AUTHORITY   MATTER NO. 2       FOR AGAINST ABSTAIN
ELECTION OF    [ ]    [ ] to vote for    RATIFICATION OF    [ ]   [ ]     [ ]
CLASS II                  all nominees   INDEPENDENT
DIRECTORS.                listed below   AUDITORS

all nominees listed below                  The undersigned hereby acknowledges
(except as marked to the                   receipt of the Proxy Statement dated
contrary below)                            March 17, 1995 and hereby revokes
                                           any proxy or proxies heretofore
Nominees: Frederick J. Jaindl;             given to vote shares at said
Howard D. Mackey; Daniel K. Rothermel      meeting or any adjournment thereof.

(INSTRUCTION: TO WITHHOLD                  (PLEASE DATE, SIGN AND RETURN
AUTHORITY TO VOTE FOR ANY                  THIS PROXY IN THE ENCLOSED ADDRESSED
INDIVIDUAL NOMINEE STRIKE A                ENVELOPE)
LINE THROUGH THE NAME IN
THE LIST ABOVE.)


Signature(s)------------------------------------Date-----------------, 1995
Please sign exactly as name(s) appears hereon.











                           SOVEREIGN BANCORP, INC.

       I/We hereby appoint Karl D. Gerhart, Anita I. Oas and Dana J. Albera, or any one of them acting in the absence of others, as proxyholders, each with the power to appoint his or her substitute, and hereby authorize them to represent and to vote, as designated on the reverse side, all the shares of common stock of Sovereign Bancorp, Inc. held of record by me/us on March 3, 1995, at the Annual Meeting of Shareholders to be held on April 20, 1995, or any adjournment thereof.

       This proxy when properly executed will be voted in the manner directed on the reverse side. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF INDEPENDENT AUDITORS. This proxy will be voted, in the discretion of the proxyholders, upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

                   Please vote and sign on the other side.